Exhibit 99.1

XG TECHNOLOGY PRICES $10,000,000 PUBLIC OFFERING

Sarasota, Florida—December 21, 2016—xG Technology, Inc. (“xG”) (Nasdaq: XGTI), a leader in providing critical wireless communications for use in challenging operating environments, today announced the pricing of an underwritten public offering with expected total gross proceeds of approximately $10,000,000 before deducting underwriting discounts and commissions and other offering expenses payable by the Company. The securities offered by the Company consist of 3,800,000 Class A Units, with each Class A Unit consisting of one share of the Company's common stock and one immediately exercisable five-year warrant to purchase one and one quarter share of common stock with a warrant exercise price of $2.00, and 2,400 Class B Units, with each Class B Unit consisting of one share of the Company's Series E Convertible Preferred Stock with a stated value of $1,000 and convertible into shares of the Company’s common stock at $2.00 per share and immediately exercisable five-year warrants to purchase one and one quarter shares of common stock for each share of common stock into which the Series E Convertible Preferred Stock is convertible, with a warrant exercise price of $2.00. The Class A Units were priced at $2.00. The Class B Units were priced at $1,000. The underwriters have been granted a 45-day option to purchase up to an aggregate of an additional 15% of the securities sold in the offering to cover over-allotments, if any. The offering is expected to close on or about December 27, 2016, subject to customary closing conditions. xG’s common stock is listed on the NASDAQ Capital Market under the symbol “XGTI”. The net proceeds of the offering will be used to fund a portion of xG’s previously announced acquisition of Vislink Communications Systems or, if the acquisition is not consummated, for general corporate purposes.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on December 20, 2016. This offering is being made only by means of a preliminary prospectus previously filed with the SEC which is available on the SEC’s website located at http://www.sec.gov. A final prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a preliminary prospectus and final prospectus forming a part of the effective registration statement. Copies of the preliminary prospectus and final prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

About xG Technology, Inc.

Founded in 2002, xG Technology has developed technologies that enable always-available, always-connected and always-secure voice, broadband data and video communications. The company’s brand portfolio includes xMax and Integrated Microwave Technologies (IMT).

xMax is a patented all-IP, software-defined cognitive radio network that delivers mission-assured wireless connectivity in any RF environment. It provides a solution to the challenges of interoperability, survivability and flexibility in expeditionary and critical communications networks. xMax incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR), making it ideal for wide area, as well as rapid emergency communication deployment in unpredictable environments and during fluid situations. xMax offers solutions for numerous industries worldwide, including military, emergency response and public safety, telemedicine and critical infrastructure.

IMT is a leading provider of mission-critical video solutions, advanced digital microwave systems and engineering, integration, installation and commissioning services serving the Broadcast, Sports & Entertainment and MAG (Military, Aerospace & Government) markets. Since its inception, IMT has focused on building a product portfolio that incorporates a high level of performance, reliability and build quality, extended operating ranges and compact form factors. IMT’s product lines include digital broadcast microwave video systems, compact microwave video equipment for licensed and license-free sports and entertainment applications, and wireless video solutions designed for use by state, local and federal police departments. More information on IMT can be found at www.imt-solutions.com.

Based in Sarasota, Florida, xG has over 100 patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market (symbol: XGTI) For more information, please visit www.xgtechnology.com

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Daniel Carpini
xG Technology
daniel.carpini@xgtechnology.com
(941) 953-9035